Exhibit 5

                 [Letterhead of Kirkland & Ellis]


                              September 25, 1996


Pittway Corporation
200 South Wacker Drive
Suite 700
Chicago, Illinois 60606-5802

           Re: Pittway Corporation
               Registration Statement on Form S-8

Gentlemen:

          We have acted as special counsel to Pittway Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 on the Form S-8 Registration Statement to which this opinion is Exhibit 5 (the "Registration Statement") of up to 30,000 shares of the Company's Class A Stock of the par value of $1.00 per share (the "Class A Stock"), and up to 30,000 shares of the Company's Common Stock of the par value of $1.00 per share (the "Common Stock"), issuable by the Company pursuant to the Pittway Corporation 1996 Director Stock Option Plan (the "Plan").

          In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

          Based upon and subject to the foregoing, it is our opinion that each share of Class A Stock and Common Stock registered by means of the Registration Statement, when issued pursuant to the Plan, will be legally issued and, provided the consideration received by the Company for such share equals or exceeds its par value, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement.

                                   Very truly yours,



                                   /s/ Kirkland & Ellis
                                   KIRKLAND & ELLIS












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